Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion of our report dated January 18, 2007, except for Note 6 as to which the date is January 23, 2007, on the financial statements of CassCo Amaizing Energy, LLC as of September 30, 2006, and the related statements of operations, changes in members’ equity, and cash flows from the period from inception (February 13, 2006) to September 30, 2006 in the Form S-1 Registration Statement of Amaizing Energy Holding Company, LLC dated on or about May 9, 2007 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.
/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants
Minneapolis, Minnesota
May 9, 2007